Exhibit 99.30

1 THE EIGHTH SUPPLEMENT DOCUMENT TO NORTH HOLDINGS 3 OY’S TENDER OFFER DOCUMENT DATED NOVEMBER 24, 2022, RELATING TO THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL ISSUED AND OUTSTANDING SHARES IN CAVERION CORPORATION May 4, 2023 THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT, RELATED ACCEPTANCE FORMS AND SUPPLEMENT DOCUMENTS ARE NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. IN PARTICULAR, THE TENDER OFFER IS NOT MADE IN AND THE TENDER OFFER DOCUMENT AND THIS SUPPLEMENT DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA (“HONG KONG”), JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. SHAREHOLDERS IN THE UNITED STATES SHOULD ALSO REFER TO THE SECTION TITLED “INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES” BELOW. North Holdings 3 Oy (the “Offeror”) has made a voluntary public tender offer to acquire all of the issued and outstanding shares in Caverion Corporation (the “Company” or “Caverion”) that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has on November 24, 2022 published a tender offer document, dated November 24, 2022, and published the first supplement document to the tender offer document on January 13, 2023, the second supplement to the tender offer document on February 10, 2023, the third supplement document to the tender offer document on February 15, 2023, the fourth supplement document to the tender offer document on February 28, 2023, the fifth supplement document to the tender offer document on March 17, 2023, the sixth supplement document to the tender offer document on March 30, 2023, and the seventh supplement document to the tender offer document on April 17, 2023, concerning the Tender Offer (the tender offer document, as supplemented from time to time, the “Tender Offer Document”). The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time) and will expire on May 17, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended further or any extended offer period is discontinued in accordance with the terms and conditions of the Tender Offer. North (BC) Lux Holdco SARL (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates), Security Trading Oy, Fennogens Investments S.A. and Corbis S.A. form a consortium (the “Consortium”) for the purposes of the Tender Offer. Supplements to the Tender Offer Document Caverion published on April 27, 2023, its interim report for January 1, 2023 – March 31, 2023 (the “Interim Report”). In addition, Caverion announced on April 27, 2023 that the Board of Directors of Caverion has decided on a directed share issue without payment for the fourth and final instalment of the Company’s Matching Share Plan 2018–2022 reward payments. In the directed share issue without payment, 164,658 Caverion shares held by the Company have on April 27, 2023 been conveyed to 13 key employees in accordance with the terms and conditions of the plan. No new shares will be issued in connection with the plan. The Offeror therefore supplements the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended) with the following information included in this document (the “Supplement Document”), by adding the Interim Report as Appendix Å to the Tender Offer Document, and by adding Caverion’s stock exchange release of April 27, 2023, as Appendix Ä to the Tender Offer Document. Supplements relating to the Interim Report Caverion published on April 27, 2023, its unaudited consolidated interim report for January 1, 2023 – March 31, 2023. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows: The section “Presentation of Caverion – Financial Information” shall be amended by adding the passage that is underlined and set in bold:

2 “The audited consolidated financial statements of Caverion as at and for the financial year ended December 31, 2021 and the Board of Directors’ report as at and for the financial year ended December 31, 2021 are included in this Tender Offer Document (see “Annex A: Financial Information of Caverion”) in the form published by Caverion. As at the date of this Tender Offer Document, the said financial statements have been presented to and adopted by the annual general meeting of shareholders of Caverion. The unaudited consolidated interim report of Caverion as at and for the nine months ended September 30, 2022 is also included in this Tender Offer Document in the form published by Caverion (see “Annex A: Financial Information of Caverion”). The audited consolidated financial statements of Caverion as at and for the financial year ended December 31, 2022 and the Board of Directors’ report as at and for the financial year ended December 31, 2022 are included in this Tender Offer Document (see “Annex Q: Caverion’s Board of Directors’ Report, audited consolidated financial statements and the auditor’s report for the financial year 2022”) in the form published by Caverion. The unaudited consolidated interim report of Caverion as at and for the three months ended March 31, 2023 is included in this Tender Offer Document in the form published by Caverion (see “Annex Å: Caverion Corporation: Interim Report for 1−3/2023”).” The first and second paragraphs of the section “Presentation of Caverion – Future Prospects Published by Caverion” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold: “The future prospects of Caverion have been described in Caverion’s Board of Directors’ Report for the year 2022 unaudited interim report as at and for the three months ended March 31, 2023. See “Annex Q: Caverion’s Board of Directors’ Report, audited consolidated financial statements and the auditor’s report for the financial year 2022 Annex Å: Caverion Corporation: Interim Report for 1−3/2023”. Information on risks to which Caverion is exposed has been presented in Caverion’s Board of Directors’ Report for the year 2022, published on March 3, 2023. Further information on Caverion’s short-term risks has been presented on page Caverion’s Board of Directors’ Report, which is part of Caverion’s Annual Review 2022, page 18–19 on pages 12–13 of the interim report published by Caverion on April 27, 2023.” Supplements regarding number of outstanding Shares Caverion announced on April 27, 2023 that the Board of Directors of Caverion has decided on a directed share issue without payment for the fourth and final instalment of the Company’s Matching Share Plan 2018–2022 reward payments. In the directed share issue without payment, 164,658 Caverion shares held by the Company have on April 27, 2023 been conveyed to 13 key employees in accordance with the terms and conditions of the plan. After the directed share issue, Caverion has 137,046,267 outstanding Shares, and 1,873,825 treasury shares. Following the directed share issue without payment for Matching Share Plan 2018–2022 reward payments announced by Caverion on April 27, 2023, the Offeror confirms that the Offer Price of the Tender Offer will not be adjusted as a result of this directed share issue as it concerns reward payments which the Offeror was aware of when the Tender Offer was launched. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows: The fifth paragraph of the section “Summary Relating to the Alternative Consideration – Key Information on the Securities and the Deferred Payment Rights – What Are the Main Features of the Alternative Consideration Instruments and the Deferred Payment Rights?” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold: “The Cash Offer Price and the Alternative Consideration have been determined based on 136,881,609 137,046,267 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.”

3 The second paragraph of the section “Information on the Pricing of the Tender Offer – Grounds for Determining the Offer Price” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold: “The Cash Offer Price and the Alternative Consideration have been determined based on 136,881,609 137,046,267 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis as set out in section “Terms and Conditions of the Tender Offer – Offer Price”. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.” The eighth paragraph of the section “Terms and Conditions of the Tender Offer – Offer Price” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold: “The Cash Offer Price and the Alternative Consideration have been determined based on 136,881,609 137,046,267 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades of the Tender Offer (whether after the expiry of the Offer Period or any Subsequent Offer Period (as defined below)), resulting in the distribution of funds not being payable to the Offeror, the Cash Offer Price and the Alternative Consideration payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer.” The first paragraph of the section “Presentation of Caverion – Shares and Share Capital” shall be amended by replacing the following strikethrough passage with the passages that are underlined and set in bold: “The registered share capital of Caverion amounts to EUR 1,000,000 and the number of issued shares in Caverion is 138,920,092, of which 136,881,609 137,046,267 are outstanding Shares and 2,038,483 1,873,825 are held in treasury. The shares in Caverion have no nominal value. The articles of association of Caverion do not include provisions on the minimum or maximum amount of share capital.” Supplements regarding share-based long-term incentive plans of Caverion The second paragraph of the section “Background and Objectives – Share-based Long-term Incentive Plans of Caverion” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold: “Prior to its termination, the Offeror and Caverion had agreed in the Combination Agreement that if the completion of the Tender Offer takes place, Caverion will settle in cash all outstanding rewards to be paid under the Performance Share Plans 2022–2024, 2021–2023 and 2020–2022 based on achievement of performance targets per September 30, 2022 and pro-rated to time passed, all outstanding rewards to be paid under the fourth instalment under the conditional Matching Share Plan 2018–2022 and all outstanding rewards to be paid under the conditional Restricted Share Plans 2022–2024, 2021–2023 and 2020–2022. The outstanding rewards under the Performance Share Plans and the conditional Restricted Share Plans will be paid three (3) months after the completion of the Tender Offer and the outstanding rewards under the fourth instalment of the conditional Matching Share Plan will be paid at the completion of the Tender Offer, in each case on condition that the participant has not voluntarily resigned from his/her position at Caverion prior to that time. The payment of the outstanding rewards under the conditional Matching Share Plan may also occur sooner if required under

4 applicable plan terms. As a result of the termination of the Combination Agreement, Caverion is no longer obliged to settle the rewards under the incentive plans as agreed in the Combination Agreement. The Board of Directors of Caverion decided on April 27, 2023, on a directed share issue without payment for the fourth and final instalment of the Company’s Matching Share Plan 2018–2022 reward payments. Prior to the termination of the Combination Agreement, the Offeror has approved the reward payments for Caverion’s Performance Share Plan 2020-2022 and Restricted Share Plan 2020-2022 by conveyance of Caverion’s treasury shares and the related directed share issue without payment, announced by Caverion on March 17, 2023. To the Offeror’s latest knowledge, the total remaining amount payable by Caverion under these plans the outstanding share incentive plans amounts to approximately EUR 10.6 million (excluding social security costs).” Availability of Documents The Finnish language version of the Tender Offer Document is available, and the Finnish language version of this Supplement Document is available as of May 4, 2023, on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous. The English language translation of the Tender Offer Document is available, and the English language translation of this Supplement Document is available as of May 4, 2023, on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer. The Finnish Financial Supervisory Authority (the “FIN-FSA”) has approved the Finnish language version of this Supplement Document but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2023/867. This Supplement Document has been translated into the English language. In the event of any discrepancy between the two language versions of the Supplement Document, the Finnish language version shall prevail. The Tender Offer is not being made, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa and the Tender Offer Document and this Supplement Document and any and all materials related thereto should not be sent in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa (including by use of, or by any means or instrumentality, for example, e-mail, post, facsimile transmission, telephone or internet, of interstate or foreign commerce, or any facilities of a national securities exchange), and the Tender Offer cannot be accepted directly or indirectly or by any such use, means or instrumentality, in or from within Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Accordingly, copies of the Tender Offer Document and this Supplement Document and any related materials are not being, and must not be, mailed, forwarded, transmitted or otherwise distributed or sent in or into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa or, in their capacities as such, to custodians, trustees, agents or nominees holding Shares for Australian, Canadian, Hong Kong, Japanese, New Zealander or South African persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send them in, into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Any person accepting the Tender Offer shall be deemed to represent to the Offeror such person’s compliance with these restrictions and any purported acceptance of the Tender Offer that is a direct or indirect consequence of a breach or violation of these restrictions shall be null and void. Information for Shareholders in the United States Shareholders of Caverion in the United States are advised that the shares in Caverion are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 (the “802 Exemption”) under the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in the Tender Offer Document and this Supplement Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United

5 States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including the Tender Offer Document and this Supplement Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders. As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that (whether paid initially in cash or upon redemption of any Alternative Consideration Instruments) the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate. To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of the Tender Offer Document and this Supplement Document and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law. Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer (including the offer of the Alternative Consideration Instruments), passed upon the merits or fairness of the Tender Offer (including the offer of the Alternative Consideration Instruments), or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer (including in relation to the Alternative Consideration Instruments). Any representation to the contrary is a criminal offence in the United States. THE ALTERNATIVE CONSIDERATION INSTRUMENTS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS CONSTITUTE “RESTRICTED SECURITIES” PURSUANT TO THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITH UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS. The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer. It may be difficult for Caverion’s shareholders and the holders of the Alternative Consideration Instruments to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders and the holders of the Alternative Consideration Instruments may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR

6 COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THIS SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR IN THIS SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES. Forward-looking Statements This Supplement Document includes “forward-looking statements”, including statements about the expected timing and completion of the Tender Offer. Generally, words such as may, should, could, aim, will, would, expect, intend, estimate, anticipate, believe, plan, seek, contemplate, envisage, continue or similar expressions identify forward-looking statements. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the control of the Offeror and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Tender Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that a condition to consummating the Tender Offer may not be satisfied, the ability of Caverion to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Tender Offer, and other factors. Although the Offeror believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. The Offeror undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws or by any appropriate regulatory authority. Any forward-looking statements contained in this Supplement Document speak only as at the date of this Supplement Document.

Å-1 APPENDIX Å – CAVERION CORPORATION: INTERIM REPORT FOR 1−3/2023 The unaudited consolidated interim report published by Caverion as at and for the three months period ended March 31, 2023 as it has been included in this Tender Offer Document is based on information made public by Caverion. The Offeror does not accept any responsibility for such information except for the accurate reproduction of such information in this Tender Offer Document.

Q1/2023 | 0 Q1/2023 Interim Report 1-3/2023

Q1/2023 | 1 Caverion Corporation Interim Report 27 April 2023 at 8.00 a.m. EEST Caverion Corporation’s Interim Report for 1 January – 31 March 2023 Strong organic growth and performance improvement continued 1 January – 31 March 2023 ﴿ Order backlog: EUR 2,034.3 (1,951.6) million, up by 4.2 (20.0) percent. Services backlog increased by 2.2 (20.5) percent. Projects backlog increased by 6.9 (19.2) percent. ﴿ Revenue: EUR 614.8 (528.1) million, up by 16.4 (2.5) percent. Organic growth was 13.5 (2.4) percent. Services business revenue increased by 15.3 (4.3) percent. Projects business revenue increased by 18.5 (-1.0) percent. ﴿ Adjusted EBITA: EUR 24.5 (17.4) million, or 4.0 (3.3) percent of revenue, up by 40.5 percent. ﴿ EBITA: EUR 22.4 (15.0) million, or 3.6 (2.8) percent of revenue, up by 49.5 percent. ﴿ Operating profit: EUR 18.3 (11.4) million, or 3.0 (2.2) percent of revenue, up by 60.8 percent. ﴿ Operating cash flow before financial and tax items: EUR 52.1 (39.1) million, up by 33.5 percent. ﴿ Cash conversion (LTM): 103.6 (89.6) percent. ﴿ Earnings per share, undiluted: EUR 0.09 (0.04) per share. ﴿ Net debt/Adjusted EBITDA: 1.2x (0.9x). ﴿ Acquisitions: Caverion closed the acquisition of TM Voima group's substation and power transmission line business in Finland and in Estonia in February 2023, with a total revenue of EUR 47.7 million in 2022. Unless otherwise noted, the figures in brackets refer to the corresponding period in the previous year. Guidance for 2023: In 2023, Caverion Group’s revenue (2022: EUR 2,352.1 million) and adjusted EBITA (2022: EUR 105.8 million) will grow compared to 2022. Å-2

Q1/2023 | 2

KEY FIGURES

EUR million	1-3/2023	1-3/2022	Change	1-12/2022
Revenue	614.8	528.1	16.4%	2,352.1
Organic growth, %	13.5	2.4		8.6
Adjusted EBITDA	39.1	30.8	26.8%	163.0
Adjusted EBITDA margin, %	6.4	5.8		6.9
EBITDA	37.0	28.5	29.9%	143.4
EBITDA margin, %	6.0	5.4		6.1
Adjusted EBITA	24.5	17.4	40.5%	105.8
Adjusted EBITA margin, %	4.0	3.3		4.5
EBITA	22.4	15.0	49.5%	86.1
EBITA margin, %	3.6	2.8		3.7
Operating profit	18.3	11.4	60.8%	69.9
Operating profit margin, %	3.0	2.2		3.0
Result for the period	12.5	6.4	96.7%	46.2
Earnings per share, undiluted, EUR	0.09	0.04	105.3%	0.32
Operating cash flow before financial and tax items	52.1	39.1	33.5%	144.3
Order backlog	2,034.3	1,951.6	4.2%	1,943.3
Cash conversion (LTM), %	103.6	89.6		100.6
Working capital	-151.5	-158.2	4.2%	-141.4
Interest-bearing net debt	204.6	125.6	63.0%	200.9
Net debt/Adjusted EBITDA	1.2	0.9		1.2
Gearing, %	100.2	67.7		89.1
Equity ratio, %	18.1	17.3		19.8
Personnel, end of period	14,641	14,272	2.6%	14,490

A-3

Q1/2023 | 3 Jacob Götzsche, President and CEO: “I am pleased that we continued improving our underlying business and increased our revenue and earnings during the first quarter of 2023. I am satisfied that we had a strong order intake and organic growth. Recent acquisitions and business mix development supported our revenue growth and earnings levels for the quarter. In addition, our consistent efforts in improving project risk management have gradually resulted in a healthier and more profitable project portfolio. This demonstrates our capability to deliver sustainable, profitable growth in line with our strategy. The positive momentum of the previous year continued also in the first quarter of 2023. Our first quarter revenue increased by 16.4 percent to EUR 614.8 (528.1) million and organic growth was 13.5 percent. The organic growth was partially driven by the increased costs of materials and external services, that we were able to successfully factor in our sales prices. In the previous year, our first quarter performance was still modest compared to the rest of the year 2022 due to high sickness levels and the corona pandemic. Acquisitions and divestments increased the first quarter revenue by 6.5 percent compared to the previous year. Our adjusted EBITA improved by 40.5 percent to EUR 24.5 (17.4) million, or 4.0 (3.3) percent of revenue during the first quarter of 2023. Even if the corona pandemic in large scale seems to be behind us, we are still experiencing a much higher sickness rate than before the pandemic, which continues to have a negative impact on our activity level and thereby our profitability. Overall, our business has however proved to be relatively resilient to the high inflation. I am also pleased that our continuous focus on cash flow improved our operating cash flow before financial and tax items to EUR 52.1 (39.1) million in the first quarter. Our order backlog amounted to EUR 2,034.3 (1,951.6) million at the end of March, 4.2 percent higher compared to the previous year. We expect our solid order backlog to support revenue growth also going forward. The high inflation still continues to have some impact on the building technology market, although we have already seen the material price inflation slowing down. On the other hand, we expect wage inflation to gradually increase during the year. In 2023, we expect the underlying demand to be overall positive in Services. In Projects, we expect the underlying business activity to remain stable in 2023, however, the economic uncertainty driven by the increasing inflation and interest rates as well as the war in Ukraine is impacting the demand environment for new construction negatively. As part of the implementation of our Sustainable Growth strategy, we closed one acquisition in the first quarter of 2023 with a total revenue of EUR 47.7 million in 2022 and whereby we welcomed about 70 new colleagues from TM Voima group's substation and power transmission line business in Finland and in Estonia. We continue to screen high quality companies that complement our existing capabilities or geographical footprint. Once again I would like to thank our customers, partners, shareholders and our 14,600 employees for their great contribution and cooperation. Despite the continuing volatility and uncertainty, I am proud that we together delivered great achievements and financial results for the first quarter 2023. Updated status on the recent tender offers has been presented under “Events after the reporting period” in this report. The announced tender offers provide clear evidence that our goal to achieve Sustainable Growth by serving our customers along the entire lifecycle of the built environment and assisting in green transition to smart buildings is an attractive strategy.” Å-4

Q1/2023 | 4 Market outlook for 2023 Caverion expects the underlying demand to be overall positive in Services during 2023. In Projects, the economic uncertainty driven by the increasing inflation and interest rates as well as the war in Ukraine is impacting the demand environment for new construction negatively. With its balanced Projects business portfolio, Caverion still expects the underlying business activity to remain stable in 2023. The digitalisation and sustainability megatrends are in many ways favourable to Caverion and they are believed to increase demand for Caverion’s offerings going forward. The increased energy efficiency requirements, and the increasing digitalisation, automation and technology requirements in the built environment remain strong, together with the urbanisation megatrend. Increasing awareness of sustainability is supported by both EU-driven regulations and national legislation setting higher targets and actions for energy efficiency and carbon-neutrality. The continued focus on energy efficiency and CO2 reduction activities and projects continues to support activity and business volume in Caverion’s operating environment. Financial and sustainability targets Caverion updated its financial targets in connection with publishing its updated strategy on 9 May 2022. Sustainability targets remained unchanged. Mid-term financial targets until the end of 2025 1-3/2023 Cash conversion (LTM) Operating cash flow before financial and tax items / EBITDA > 100% 103.6% Profitability Adjusted EBITA > 5.5% of revenue 4.0% Organic revenue growth 3−4% p.a. over the strategy period 13.5% M&A revenue growth 2−3% p.a. over the strategy period 6.5% Debt leverage Net debt/LTM Adjusted EBITDA < 2.5x 1.2x Dividend policy Distribute at least 50% of the result for the year after taxes, however, taking leverage level into account 62% * *Calculated as Dividend per earnings (%). The Annual General Meeting approved the proposal of the Board of Directors according to which a dividend of EUR 0.20 per share was paid from the distributable funds of the company for the financial year 2022. The dividend was paid on 5 April 2023. Å-5

Q1/2023 | 5

Sustainability targets until 2025	2025 target	2022	2021
Decreasing our footprint			
Total carbon footprint defined and measured	100%	90%	80%
Increasing our handprint			
Our offering has a defined carbon handprint	100%	25%	20%
Carbon handprint over footprint (Scope 1–2)	5x	>3x	>2x
Caring for our people			
Lost Time Injury Frequency Rate (LTIFR)	<2	4.0	4.0
Share of female employees	15%	11%	11%
Our employees trained in sustainability	100%	30%*	N/A**
Ensuring sustainable value chain			
Supplier Code of Conduct sign-off rate	>90%	74%	66%
Our tender requests include sustainability criteria	100%	-	-

* Sustainability eLearning available since Q4/2022. During the year two other ESG related eLearnings conducted with performance rates of 97% (InfoSec eLEarning) and 97% (Code of Conduct eLEarning).
** Sustainability eLearning not yet available. Two other ESG related eLearnings conducted with performance rates of 86% (Safety eLearning) and 92% (Code of Conduct eLearning).

NEWS CONFERENCE, WEBCAST AND CONFERENCE CALL

Caverion will hold a news conference on its Q1 Interim Report on Thursday, 27 April 2023, at 10.00 a.m. Finnish time (EEST) at Hotel Kämp, Room Symposion, Helsinki, Finland. The news conference can be viewed live on Caverion's website at www.caverion.com/investors. It is also possible to participate in the event through a conference call by registering beforehand on the following link: https://palvelu.flik.fi/teleconference/?id=1009621. Phone numbers and the conference ID to access the conference will be provided after the registration. To ask a question, press *5 on your telephone keypad to enter the queue. More practical information on the news conference can be found on Caverion's website, www.caverion.com/investors.

Financial information to be published in 2023

Half-yearly/Interim Reports for 2023 will be published on 3 August and 3 November 2023.

Financial reports and other investor information are available on Caverion's website www.caverion.com/investors. The materials may also be ordered by sending an e-mail to IR@caverion.com.

CAVERION CORPORATION

For further information, please contact:

Mikko Kettunen, CFO, Caverion Corporation, tel. +358 50 347 7462, mikko.kettunen@caverion.com

Milena Hæggström, Head of Investor Relations, Caverion Corporation, tel. +358 40 5581 328, milena.haeggstrom@caverion.com

Distribution: Nasdaq Helsinki, principal media, www.caverion.com

A-6

Q1/2023 | 6 Operating environment in the first quarter in 2023 The economic uncertainty increased since February 2022 due to the Ukraine conflict, resulting in subsequent energy crisis, mounting inflation, rising interest rates and lowered economic growth prospects. Caverion has no operations in Russia, Ukraine or Belarus. Therefore, the impact of the Ukraine war on Caverion is currently indirect. Inflation has remained on an elevated level even during the first quarter of 2023. This can still be seen in the cost inflation related to material prices, which continued to impact also the building technology market. There are already some signs of easing supply constraints contributing to less price pressures ahead, especially in the industrial sector. Caverion has continued to manage any increases in material prices and delays in the supply chain on a daily basis without having a significant impact on performance during the first quarter of 2023. The recent drop in sentiment indicators has stabilised in the EU during the first quarter of 2023, but the operating environment is still impacted by lower economic growth prospects and the recent interest rate hikes. Also the corona pandemic still continued to have some impact on the operating environment through sick leaves. Services In Services, the market demand and general investment activity remained positive. Caverion has continued to see a general increasing interest for services supporting sustainability, such as energy management and advisory services, driven by regulation and by the expected governmental and EU stimulus packages supporting investments in green growth. There has also been increasing interest towards long-term and large-scale service agreements. Growth has been limited by the availability of competent workforce and delays in the supply chain. Projects In Projects, the market demand remained mostly stable. The interest for energy improvement projects has picked up, driven by the focus on energy consumption. The market was impacted by increases in material prices, delays in decision-making and supply chain as well as uncertainty in the business environment, especially related to new construction. Order backlog ﴿ Order backlog at the end of March increased by 4.2 percent to EUR 2,034.3 million from the end of March in the previous year (EUR 1,951.6 million). ﴿ At comparable exchange rates the order backlog increased by 7.3 percent from the end of March in the previous year. ﴿ Order backlog increased by 2.2 (20.5) percent in Services and increased by 6.9 (19.2) percent in Projects from the end of March in the previous year. Order backlog (EUR million) Å-7

Q1/2023 | 7

Revenue

January–March

- Revenue for January–March was EUR 614.8 (528.1) million. Revenue increased by 16.4 percent compared to the previous year. At the previous year's exchange rates, revenue was EUR 634.0 million and increased by 20.0 percent compared to the previous year. Organic growth was 13.5 percent.
- Revenue increased by 6.5 (0.2) percent as a result of acquisitions and divestments.
- Revenue was negatively impacted by fluctuations in currency exchange rates of EUR 19.2 million, equalling a decrease of 3.6 percent. Changes in Swedish krona had a negative effect of EUR 8.7 million and changes in Norwegian krone had a negative effect of EUR 10.4 million.
- Revenue increased in all divisions but Industry, where the termination of Metsä Fibre's outsourcing agreement at the end of 2022 had a negative impact on the first quarter revenue.
- Organic growth was strong especially in divisions Denmark, Sweden, Norway and Austria. In Sweden and Denmark, the organic growth was exceptionally high due to the timing of deliveries, and it is expected to level out over the coming quarters. In addition to the increased underlying activity, organic growth was partially driven by the increased costs of materials and external services.

Revenue

(EUR million)


515
528
615
Q1/2021 Q1/2022 Q1/2023

EUR million	1-3/ 2023	1-3/ 2022	Change	Currency impact	Change in comparable rates *	Organic growth **	Acquisitions and divestments impact
Services	405.4	351.4	15.3%	-4.1%	19.5%	12.3%	7.2%
Projects	209.4	176.7	18.5%	-2.6%	21.2%	16.0%	5.2%
Group total	614.8	528.1	16.4%	-3.6%	20.0%	13.5%	6.5%

** Revenue change in local currencies*

*** Revenue change in local currencies, excluding the impact of acquisitions and divestments but including the change in the revenue of the acquired businesses post-acquisition*

The revenue of the Services business unit increased and was EUR 405.4 (351.4) million in January–March, an increase of 15.3 percent, or 19.5 percent in local currencies. The revenue of the Projects business unit was EUR 209.4 (176.7) million in January–March, an increase of 18.5 percent, or 21.2 percent in local currencies.

The Services business unit accounted for 65.9 (66.5) percent of Group revenue, and the Projects business unit for 34.1 (33.5) percent of Group revenue in January–March.

A-8

Q1/2023 | 8

Revenue by Division and Business Unit

Revenue, EUR million	1-3/2023	%	1-3/2022	%	Change	1-12/2022	%
Sweden	126.1	20.5	104.7	19.8	20.5%	455.0	19.3
Finland	110.0	17.9	98.9	18.7	11.2%	431.9	18.4
Germany	102.3	16.6	91.1	17.3	12.3%	406.0	17.3
Norway	97.6	15.9	91.0	17.2	7.2%	368.5	15.7
Austria	62.1	10.1	48.4	9.2	28.4%	237.0	10.1
Industry	57.0	9.3	60.9	11.5	-6.3%	285.5	12.1
Denmark	48.4	7.9	21.3	4.0	126.6%	122.1	5.2
Baltic countries	11.3	1.8	11.8	2.2	-4.3%	46.0	2.0
Group, total	614.8	100	528.1	100	16.4%	2,352.1	100
Services	405.4	65.9	351.4	66.5	15.3%	1,570.1	66.8
Projects	209.4	34.1	176.7	33.5	18.5%	782.0	33.2

EUR million	1-3/2023	1-3/2022	Change	Currency impact	Change in comparable rates *	Organic growth **	Acquisitions and divestments impact
Sweden	126.1	104.7	20.5%	-8.3%	28.8%	28.1%	0.7%
Finland	110.0	98.9	11.2%		11.2%	8.1%	3.1%
Germany	102.3	91.1	12.3%		12.3%	12.3%	
Norway	97.6	91.0	7.2%	-11.4%	18.6%	18.0%	0.6%
Austria	62.1	48.4	28.4%		28.4%	14.6%	13.7%
Industry	57.0	60.9	-6.3%	-0.1%	-6.2%	-19.1%	12.8%
Denmark	48.4	21.3	126.6%	-0.1%	126.7%	50.0%	76.7%
Baltic countries	11.3	11.8	-4.3%		-4.3%	-4.3%	
Group, total	614.8	528.1	16.4%	-3.6%	20.0%	13.5%	6.5%

** Revenue change in local currencies*

*** Revenue change in local currencies, excluding the impact of acquisitions and divestments but including the change in the revenue of the acquired businesses post-acquisition*

Profitability

Adjusted EBITA, EBITA and operating profit

January–March

- Adjusted EBITA for January–March increased to EUR 24.5 (17.4) million, or 4.0 (3.3) percent of revenue and EBITA to EUR 22.4 (15.0) million, or 3.6 (2.8) percent of revenue.
- Profitability improvement continued during the period despite the cost inflation and higher than normal sick leave levels. Increased costs of materials and external services were successfully covered in pricing.
- Adjusted EBITA improved both in Services and Projects. Especially divisions Denmark, Sweden, Finland, and Austria progressed well.

Adjusted EBITA and margin

(EUR million)



3.2%
3.3%
4.0%
16.4
17.4
24.5
Q1/2021 Q1/2022 Q1/2023

A-9

Q1/2023 | 9

The operating profit (EBIT) for January–March was EUR 18.3 (11.4) million, or 3.0 (2.2) percent of revenue.

Costs related to materials and supplies increased to EUR 161.5 (127.4) million and external services increased to EUR 109.4 (95.3) million in January–March. Personnel expenses increased to a total of EUR 245.9 (228.5) million for January–March. Other operating expenses amounted to EUR 61.5 (48.9) million. Other operating income amounted to EUR 0.5 (0.5) million.

Depreciation, amortisation and impairment amounted to EUR 18.7 (17.1) million in January–March. Of these EUR 14.6 (13.5) million were depreciations on tangible assets and EUR 4.1 (3.6) million amortisations on intangible assets. Of the depreciations, the majority related to right-of-use assets in accordance with IFRS 16 amounting to EUR 13.0 (12.1) million and EUR 1.7 (1.4) million related to machinery and equipment and other tangible assets. The amortisations were related to allocated intangibles on acquisitions amounting to EUR 2.2 (1.2) million as well as IT and developed solutions amounting to EUR 1.8 (2.4) million.

Adjusted EBITA and items affecting comparability (IAC)

EUR million	**1-3/2023**	**1-3/2022**	**1-12/2022**
EBITA	22.4	15.0	86.1
EBITA margin, %	3.6	2.8	3.7
Items affecting comparability (IAC)			
- Capital gains and/or losses and transaction costs related to divestments and acquisitions	0.9	1.0	5.4
- Write-downs, expenses and income from major risk projects*			4.0
- Restructuring costs		1.1	1.1
- Other items**	1.2	0.4	9.2
Adjusted EBITA	24.5	17.4	105.8
Adjusted EBITA margin, %	4.0	3.3	4.5

** Major risk projects included only one old risk project in Germany during 2022.*

*** In 2022 and 2023, other items included provisions and legal and other costs for civil claims related to the German anti-trust matter. Also included were advisory and personnel costs related to the ongoing public tender offers.*

January–March

Transaction costs related to acquisitions totalled EUR 0.9 (1.0) million in January–March. Other items totalled EUR 1.2 (0.4) million and mainly included advisory and personnel costs related to the ongoing public tender offers in the first quarter of 2023. In January-March 2022, other items contained provisions and legal and other costs for civil claims related to the German anti-trust matter.

EBITA is defined as Operating profit + amortisation and impairment on intangible assets. Adjusted EBITA = EBITA before items affecting comparability (IAC). Items affecting comparability (IAC) in 2023 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2022, major risk projects included only one old risk project in Germany reported under category (2). In 2022 and 2023, provisions and legal and other costs for civil claims related to the German anti-trust matter were reported under category (4). Category (4) included also advisory and personnel costs related to the ongoing public tender offers in 2022 and 2023.

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

A-10

Q1/2023 | 10

Result before taxes, result for the period and earnings per share

Result before taxes amounted to EUR 15.9 (8.3) million, result for the period to EUR 12.5 (6.4) million, and earnings per share to EUR 0.09 (0.04) in January–March. Net financing expenses in January–March were EUR 2.4 (3.1) million. This includes an interest cost on lease liabilities amounting to EUR 1.2 (0.9) million. In January-March 2022, net finance expenses included one-off exchange settlement cost related to bond refinancing amounting to EUR 1.2 million.

The Group's effective tax rate was 21.1 (23.1) percent in January–March 2023. Income taxes in the income statement amounted to EUR 3.3 (1.9) million.

Capital expenditure, acquisitions and disposals

Gross capital expenditure on non-current assets (excluding capital expenditure on leased assets), including acquisitions, totalled EUR 30.8 (4.7) million in January–March, representing 5.0 (0.9) percent of revenue. Investments in information technology totalled EUR 1.2 (2.3) million representing 0.2 (0.4) percent of revenue. IT investments continued to be focused on building a harmonised IT infrastructure and common platforms, with migration to the cloud. Caverion SmartView and mobile tools were also further developed. Other investments, including acquisitions, amounted to EUR 29.5 (2.4) million.

On 1 February 2023, Caverion closed on an agreement to acquire TM Voima Group's substation and power transmission line business in Finland and Estonia by acquiring the shares of TMV Service Oy, TMV Line Oy and TMV Power OÜ. The acquisition strengthened Caverion's presence in the energy sector and enables growth especially in the substation business. In 2022, the revenue of TM Voima Group's substation and transmission line business amounted to EUR 47.7 million and the number of employees at the time of the acquisition was 74. The purchase price was not disclosed.

In March 2023, Caverion signed a small asset purchase agreement to acquire St1 Lähienergia's geothermal heating installation and project management unit in Finland. The acquisition was closed on 3 April 2023 and transferred the unit's nine employees, their working tools and material stock to Caverion. The acquisition is a part of a cooperation agreement between Caverion and St1 in the area of geothermal projects for large-scale buildings. The purchase price was not disclosed.

More information on Caverion's acquisitions in the review period can be found in Note 5 to this Interim Report.

Cash flow, working capital and financing

- The Group's operating cash flow before financial and tax items improved to EUR 52.1 (39.1) million in January–March and cash conversion (LTM) was 103.6 (89.6) percent. The period's cash flow was negatively impacted by a payment of EUR 5.5 million for civil claims relating to the German anti-trust matter. The respective cost was recognised in 2022 and reported in items affecting comparability in the same year. A similar payment of EUR 8.8 million negatively affected the cash flow in January-March 2022.
- The Group's free cash flow amounted to EUR 17.8 (29.1) million. Cash flow after investments was EUR 14.8 (23.8) million.
- The Group's working capital was EUR -151.5 (-158.2) million at the end of March.

Operating cash flow before financial and tax items
(EUR million)


41
39
52
Q1/2021
Q1/2022
Q1/2023

Working capital
(EUR million)


-158
-141
-152
Q1/2022
Q4/2022
Q1/2023

A-11

Q1/2023 | 11 In January–March, the Group’s working capital was affected by the following items: The amount of trade and POC receivables increased to EUR 596.3 (516.8) million, other current receivables decreased to EUR 29.2 (31.2) million and inventories increased to EUR 29.5 (18.3) million. On the liabilities side, advances received increased to EUR 286.0 (241.3) million, other current liabilities increased to EUR 300.3 (282.4) million and trade and POC payables increased to EUR 220.2 (200.9) million. Caverion’s cash and cash equivalents amounted to EUR 62.5 (149.2) million at the end of March. In addition, Caverion had undrawn revolving credit facilities amounting to EUR 100.0 million and undrawn overdraft facilities amounting to EUR 19.8 million. The Group’s gross interest-bearing loans and borrowings excluding lease liabilities amounted to EUR 131.0 (137.6) million at the end of March, and the average effective interest rate was 3.6 (2.5) percent. Approximately 38 percent of the loans have been raised from banks and other financial institutions and approximately 62 percent from capital markets. Lease liabilities amounted to EUR 136.1 (137.2) million at the end of March 2023, resulting to total gross interest-bearing liabilities of EUR 267.1 (274.8) million. ﴿ The Group’s interest-bearing net debt excluding lease liabilities amounted to EUR 68.5 (-11.6) million at the end of March and including lease liabilities to EUR 204.6 (125.6) million. Net debt was especially impacted by investments in acquisitions with a negative cash flow effect of EUR 26.6 million in January-March 2023 and EUR 84.1 million in April-December 2022. ﴿ At the end of March, the Group’s gearing was 100.2 (67.7) percent and the equity ratio 18.1 (17.3) percent. Interest-bearing net debt (EUR million) Caverion has a balanced debt maturity profile, where most of the long-term debt matures in 2025 and in 2027. In March, Caverion repaid the remaining part of the EUR 75 million senior unsecured bond according to its terms and conditions which totalled EUR 3.5 million following the tender offer in February 2022. On 15 May 2020 Caverion issued a EUR 35 million hybrid bond, an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not confer to its holders the rights of a shareholder and does not dilute the holdings of the current shareholders. The coupon of the hybrid bond is 6.75 percent per annum until 15 May 2023. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. If the hybrid bond is not redeemed on 15 May 2023, the coupon will be changed to 3-month EURIBOR added with a Re-offer Spread (706.8 bps) and a step-up of 500bps. More updated information related to the hybrid bond has been presented under the section “Events after the review period”. Caverion’s external loans are subject to a financial covenant based on the ratio of the Group’s net debt to EBITDA according to the calculation principles confirmed with the lending parties. The financial covenant shall not exceed 3.5:1. Caverion is in compliance with the quarterly monitored financial covenant. Å-12

Q1/2023 | 12

PERSONNEL

- Caverion Group employed 14,563 (14,282) people on average in January–March 2023. At the end of March, the Group employed 14,641 (14,272) people. Personnel expenses for January–March increased to EUR 245.9 (228.5) million.
- The Group's accident frequency rate at the end of March was 3.7 (4.5). This quarter is at an all-time low level for Caverion, and the safety performance is expected to be on the right track. The sick leave levels are lower than during the corona pandemic but not yet down to the same level as before corona. Caverion cares for the safety, health and wellbeing of its employees and will continue to a have high ambition and strong focus on improving them.

Personnel by division

at the end of March 2023


Finland 20%
Sweden 18%
Norway 16%
Germany 15%
Industry 13%
Austria 7%
Denmark 5%
Baltic countries 5%
Group services 1%

Personnel by division, end of period	3/2023	3/2022	Change	12/2022
Finland	2,939	2,815	4%	2,894
Sweden	2,580	2,555	1%	2,559
Norway	2,312	2,303	0%	2,344
Germany	2,228	2,156	3%	2,225
Industry	1,938	2,228	-13%	1,850
Austria	1,036	904	15%	1,023
Denmark	779	524	49%	759
Baltic countries	685	622	10%	666
Group Services	144	165	-13%	170
Group, total	14,641	14,272	3%	14,490

Information on the effect of acquisitions on Group personnel can be found in Note 5 to this Interim Report.

Changes in Caverion's Group Management Board and organisation structure

Elina Kaura was appointed as the Group Head of Legal & Compliance, Group General Counsel and a member of the Group Management Board of Caverion Corporation as of 9 February 2023. Ms. Kaura joined Caverion on 1 August 2022 as the Deputy to Group General Counsel Anne Viitala, who stepped down from this position and from the Group Management Board. Ms. Viitala continues as a Senior Advisor reporting to President & CEO Jacob Götzsche until her expected retirement later this year. Ms. Kaura has previously worked at FCG Finnish Consulting Group Ltd (FCG) as a Chief Legal Officer. Before FCG, she has worked as a Senior Legal Counsel at Ramirent Plc and Pöyry PLC and as an Associate Lawyer at Bird & Bird Attorneys Ltd.

SIGNIFICANT SHORT-TERM RISKS AND UNCERTAINTIES

There have been no material changes in Caverion's significant short-term risks and uncertainties reported in the Board of Director's Report presented in the Annual Review of 2022. Those risks and uncertainties are still valid. The most significant factor creating uncertainty is the war in Ukraine and its potential implications on the operating environment of Caverion. The impacts of the war on Caverion's business have been described earlier in the report in "Operating environment in the first quarter in 2023". Further escalation or prolongation of the

A-13

Q1/2023 | 13 conflict or regional unrest in neighbouring areas could negatively affect Caverion's operating environment. The prolonged public tender offer processes may also have certain adverse impacts for Caverion’s operations. The short-term risks related to the lack of availability of materials and supply as well as the increase in material prices are still valid. The same applies to the risk of rising energy and fuel prices. Possible problems with the availability and cost of materials, labour, energy and fuel may impact the operating environment in the near future. These risks have already partly materialised. The key measures how Caverion is managing the situation include price increase clauses in tenders and agreements covering these costs. The elevated inflation in the EU countries poses several risks and may lead to a recession within the EU and also wider. The situation may have an impact on the market demand going forward due to a weakening economic sentiment. The potential risk is balanced by the growing need for energy efficiency in the built environment where Caverion is able to support its customers. Cyber risks have increased due to the Ukraine crisis. There have been concrete cases of cyber-attacks on business enterprises and government authorities. Government authorities have warned of an increasing number of cyber-attacks. Caverion has improved the company’s cyber security operations and technologies continuously and is well prepared against cyber security threats. However, it cannot be excluded that also Caverion could face cyber-attacks with potential impact on operations. The impacts of the corona pandemic are described earlier in the report in the section “Operating environment in the first quarter in 2023”. Financial risks have been described in more detail in the financial tables of this Interim Report under Note 7 “Financial risk management”. The comprehensive description of Caverion’s key risks is available on the company’s website www.caverion.com/investors. RESOLUTIONS PASSED AT THE ANNUAL GENERAL MEETING Caverion Corporation’s Annual General Meeting, which was held on 27 March 2023 in Helsinki, adopted the Financial Statements and the consolidated Financial Statements for the year 2022 and discharged the members of the Board of Directors and the President and CEOs from liability. In addition, the Annual General Meeting resolved on the use of the profit shown on the balance sheet and the payment of dividend, the approval of the presented Remuneration Report for Governing Bodies, on the composition of members of the Board of Directors and their remuneration, also including a one-off retroactive additional fee to be paid to the Chairman and the members of the ad hoc Tender Offer Committee, the election of the auditor and its remuneration as well as authorised the Board of Directors to decide on the repurchase of the company’s own shares and/or acceptance as pledge of own shares as well as share issues. The Annual General Meeting also decided to amend the Company’s Articles of Association to enable holding a General Meeting in Espoo or Vantaa in addition to the Company’s registered domicile or completely without a meeting venue as a so-called remote meeting. The Annual General Meeting elected a Chairman, a Vice Chairman and five (5) ordinary members to the Board of Directors. Mats Paulsson was elected as the Chairman of the Board of Directors, Markus Ehrnrooth as the Vice Chairman and Jussi Aho, Joachim Hallengren, Thomas Hinnerskov, Kristina Jahn and Jasmin Soravia as members of the Board of Directors for a term of office expiring at the end of the Annual General Meeting 2024. The stock exchange release on the resolutions passed at the Annual General Meeting is available on Caverion’s website at http://www.caverion.com/newsroom. The Board of Directors held its organisational meeting on 27 March 2023. At the meeting the Board decided on the composition of the Human Resources Committee and the Audit Committee. A description of the committees’ tasks and charters are available on Caverion’s website at www.caverion.com/investors - Corporate Governance. Å-14

Q1/2023 | 14 DIVIDENDS AND DIVIDEND POLICY The Annual General Meeting, held on 27 March 2023, approved the proposal of the Board of Directors according to which a dividend of EUR 0.20 per share was paid from the distributable funds of the company for the financial year 2022. The dividend was paid to shareholders who on the record date of the dividend payment 29 March 2023 were recorded in the shareholders’ register held by Euroclear Finland Oy. The dividend was paid on 5 April 2023. Caverion’s dividend policy is to distribute as dividends at least 50 percent of the result for the year after taxes, however, taking leverage level into account. Even though there are no plans to amend this dividend policy, there is no guarantee that a dividend or capital redemption will actually be paid in the future, and also there is no guarantee of the amount of the dividend or return of capital to be paid for any given year. SHARES AND SHAREHOLDERS The Caverion Corporation is a public limited company organised under the laws of the Republic of Finland, incorporated on 30 June 2013. The company has a single series of shares, and each share entitles its holder to one vote at the General Meeting of the company and to an equal dividend. The company’s shares have no nominal value. Share capital and number of shares The number of shares was 138,920,092 and the share capital was EUR 1,000,000 on 1 January 2023. Caverion held 2,447,447 treasury shares on 1 January 2023. At the end of the reporting period, the total number of shares in Caverion was 138,920,092. Caverion held 2,038,483 treasury shares on 31 March 2023, representing 1.47 percent of the total number of shares and voting rights. The number of shares outstanding was 136,881,609 at the end of March 2023. The Board of Directors of Caverion Corporation decided on a directed share issue without payment for Caverion’s Performance Share Plan 2020-2022 and Restricted Share Plan 2020-2022 reward payment, as described in stock exchange release published on 17 March 2023. In the directed share issue without payment, 408,964 Caverion Corporation shares held by the company were on 28 March 2023 conveyed to 92 key employees according to the terms and conditions of the plans. No new shares were issued in connection with the plans and therefore the plans had no diluting effect. The decision on the directed share issue without payment was based on the authorisation granted to the Board of Directors by the Annual General Meeting of Shareholders held on 28 March 2022. Prior to the directed share issue, Caverion held a total of 2,447,447 treasury shares, of which 2,038,483 treasury shares remained with the company after the conveyance. Caverion's long-term share-based incentive schemes for the Group’s senior management and key employees were approved by the Board of Directors in December 2015 and in December 2018. If all targets will be achieved, the share rewards subject to Board approval will comprise a maximum of approximately 3.2 million Caverion shares (gross before the deduction of applicable taxes) for PSP 2021−2023 and PSP 2022−2024. The Restricted Share Plan (RSP) is based on a rolling plan structure originally announced on 18 December 2015. The commencement of each new plan within the structure is conditional on a separate Board approval. Share allocations within the Restricted Share Plan will be made for individually selected key employees in specific situations. Each RSP plan consists of a three-year vesting period after which the allocated share rewards will be delivered to the participants provided that their employment with Caverion continues at the time of the delivery of the share reward. The potential share rewards based on the Restricted Share Plans for 2021−2023 and 2022−2024 total a maximum of approximately 250,000 shares (gross before the deduction of applicable payroll tax). Of these plans, a maximum of 165,000 shares will be delivered in the spring of 2024, and a maximum of 85,000 shares in the spring of 2025. The public tender offers made for Caverion’s shares can have an effect on the payments made under Caverion’s outstanding share incentive plans. Å-15

Q1/2023 | 15 Additional information on the possible effects can be found in Crayfish BidCo Oy’s tender offer document published on 7 March 2023. More information on the share-based incentive plans has been published in stock exchange releases. Caverion has not made any decision regarding the issue of option rights or other special rights entitling to shares. Authorisations of the Board of Directors Authorising Caverion's Board of Directors to decide on the repurchase and/or on the acceptance as pledge of own shares of the company The Annual General Meeting of Caverion Corporation, held on 27 March 2023, authorised the Board of Directors to decide on the repurchase and/or on the acceptance as pledge of the Company’s own shares in accordance with the proposal by the Board of Directors. The number of own shares to be repurchased and/or accepted as pledge shall not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the Company. The Company may use only unrestricted equity to repurchase own shares on the basis of the authorisation. Purchase of own shares may be made at a price formed in public trading on the date of the repurchase or otherwise at a price formed on the market. The Board of Directors resolves the manner in which own shares will be repurchased and/or accepted as pledge. Repurchase of own shares may be made using, inter alia, derivatives. The repurchase and/or acceptance as pledge of own shares may be made otherwise than in proportion to the share ownership of the shareholders (directed repurchase or acceptance as pledge). The authorisation cancels the authorisation given by the Annual General Meeting on 28 March 2022 to decide on the repurchase and/or acceptance as pledge of the Company’s own shares. The authorisation is valid until 27 September 2024. The Board of Directors has not used the authorisation to decide on the repurchase of the company’s own shares during the period. As part of the implementation of the Matching Share Plan announced on 7 February 2018, the company has accepted as a pledge the shares acquired by those key employees who took a loan from the company. As a result, Caverion had 485,760 Caverion Corporation shares as a pledge at the end of the reporting period on 31 March 2023. Authorising Caverion's Board of Directors to decide on share issues The Annual General Meeting of Caverion Corporation, held on 27 March 2023, authorised the Board of Directors to decide on share issues in accordance with the proposal by the Board of Directors. The number of shares to be issued under the authorization may not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the Company. The Board of Directors decides on all the conditions of the issuance of shares. The authorisation concerns both the issuance of new shares as well as the transfer of treasury shares. The issuance of shares may be carried out in deviation from the shareholders’ pre-emptive rights (directed issue). The authorisation can be used, e.g. in order to develop the Company’s capital structure, to broaden the Company’s ownership base, to be used as payment in corporate acquisitions or when the Company acquires assets relating to its business and as part of the Company’s incentive programs. The authorisation cancels the authorisation given by the Annual General Meeting on 28 March 2022 to decide on the issuance of shares. The authorization is valid until the end of the next Annual General Meeting, however no later than 30 June 2024. The Board of Directors has not used the current authorisation to decide on share issues during the period. The decision on the directed share issue without payment described under “Share capital and number of shares” was based on the previous authorisation. Trading in shares The closing price of Caverion's share was EUR 6.93 at the end of the year 2022. The closing rate on the last trading day of the review period on 31 March 2023 was EUR 8.57. The share price increased by 24 percent during January–March. The highest price of the share during the review period January–March was EUR 9.07, the lowest was EUR 6.93 and the average price was EUR 8.24. Share turnover on Nasdaq Helsinki in January–March amounted to 37.7 million shares. The value of share turnover was EUR 310.5 million (source: Nasdaq Helsinki). Caverion's shares are also traded in other marketplaces, such as Cboe and Turquoise. Å-16

Q1/2023 | 16 The market capitalisation of the Caverion Corporation at the end of the review period was EUR 1,173.1 million. Market capitalisation has been calculated excluding the 2,038,483 shares held by the company as per 31 March 2023. Public tender offers for the shares in Caverion Corporation A consortium of investors led by Bain Capital announced in the name of North Holdings 3 Oy on 3 November 2022 a public tender offer to the shareholders of Caverion. The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, then unanimously decided to recommend that the shareholders of Caverion accept the tender offer. More information can be found in the stock exchange releases published by Caverion as well as in the tender offer document published on 24 November 2022 with supplements. Crayfish BidCo Oy, a Finnish company controlled by Triton Fund V, announced on 10 January 2023 a competing public cash tender offer for all the shares in Caverion Corporation. More information can be found in the stock exchange releases published by Caverion as well as in the tender offer document published on 7 March 2023 with supplements. More updated information related to the tender offers has also been presented under the section “Events after the review period”. Number of shareholders and flagging notifications At the end of March 2023, the number of registered shareholders in Caverion was 20,735 (12/2022: 26,409). At the end of March 2023, a total of 38.9 percent of the shares were owned by nominee-registered and non-Finnish investors (12/2022: 36.4%). Caverion Corporation received on 12 January 2023 an announcement under Chapter 9, Section 5 of the Finnish Securities Markets Act, according to which the holding of Crayfish BidCo Oy (“Crayfish BidCo”, a company ultimately owned by Triton V LuxCo 87 SARL based in Luxembourg) had exceeded the threshold of 5 per cent. According to the announcement, the direct holding of Crayfish BidCo Oy in Caverion increased on 12 January 2023 to 13,647,263 shares, corresponding to 9.82 per cent of Caverion’s shares and voting rights. The indirect holding of Triton V LuxCo 87 SARL in Caverion increased to 13,647,263 shares, corresponding to 9.82 per cent of Caverion’s shares and voting rights. Updated lists of Caverion’s largest shareholders and ownership structure by sector as per 31 March 2023, are available on Caverion’s website at www.caverion.com/investors. More updated information related to flagging notifications has also been presented under the section “Events after the review period”. Å-17

Q1/2023 | 17 INTERIM REPORT 1 JANUARY – 31 MARCH 2023: FINANCIAL TABLES Condensed consolidated income statement EUR million 1-3/2023 1-3/2022 1-12/2022 Revenue 614.8 528.1 2,352.1 Other operating income 0.5 0.5 2.3 Materials and supplies -161.5 -127.4 -615.4 External services -109.4 -95.3 -446.0 Employee benefit expenses -245.9 -228.5 -923.6 Other operating expenses -61.5 -48.9 -226.1 Share of results of associated companies 0.0 0.0 Depreciation, amortisation and impairment -18.7 -17.1 -73.5 Operating result 18.3 11.4 69.9 % of revenue 3.0 2.2 3.0 Financial income and expense, net -2.4 -3.1 -9.0 Result before taxes 15.9 8.3 60.9 % of revenue 2.6 1.6 2.6 Income taxes -3.3 -1.9 -14.7 Result for the period 12.5 6.4 46.2 % of revenue 2.0 1.2 2.0 Attributable to Equity holders of the parent company 12.5 6.3 46.2 Non-controlling interests 0.0 0.0 0.0 Earnings per share attributable to the equity holders of the parent company Earnings per share, undiluted, EUR 0.09 0.04 0.32 Diluted earnings per share, EUR 0.09 0.04 0.32 Å-18

Q1/2023 | 18 Consolidated statement of comprehensive income EUR million 1-3/2023 1-3/2022 1-12/2022 Result for the review period 12.5 6.4 46.2 Other comprehensive income Items that will not be reclassified to profit/loss: - Change in fair value of defined benefit pension plans -0.7 6.6 -- Deferred tax -2.1 - Change in fair value of other investments -0.1 -0.1 -- Deferred tax Items that may be reclassified subsequently to profit/loss: - Translation differences -3.3 1.6 -3.7 Other comprehensive income, total -3.3 0.7 0.7 Total comprehensive result 9.2 7.1 46.9 Attributable to Equity holders of the parent company 9.2 7.0 46.9 Non-controlling interests 0.0 0.0 0.0 Å-19

Q1/2023 | 19

Condensed consolidated statement of financial position

EUR million	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
Assets			
Non-current assets			
Property, plant and equipment	20.3	17.6	19.1
Right-of-use assets	131.4	132.6	132.6
Goodwill	460.8	370.5	442.5
Other intangible assets	58.1	46.6	56.4
Shares in associated companies and joint ventures	0.1	1.5	0.1
Other investments	1.1	1.2	1.1
Other receivables	4.7	9.3	8.4
Deferred tax assets	15.6	18.1	15.0
Total non-current assets	**692.2**	**597.4**	**675.3**
Current assets			
Inventories	29.5	18.3	22.3
Trade receivables	315.6	282.2	379.6
POC receivables	280.5	234.3	231.3
Other receivables	32.3	32.0	32.1
Income tax receivables	3.6	0.4	2.9
Cash and cash equivalents	62.5	149.2	81.2
Total current assets	**724.0**	**716.4**	**749.4**
Total assets	**1,416.2**	**1,313.9**	**1,424.7**
Equity and liabilities			
Equity attributable to equity holders of the parent company			
Share capital	1.0	1.0	1.0
Hybrid capital	35.0	35.0	35.0
Other equity	168.0	149.1	189.2
Non-controlling interest	0.2	0.3	0.2
Equity	**204.2**	**185.4**	**225.4**
Non-current liabilities			
Deferred tax liabilities	38.2	35.3	38.5
Pension liabilities	41.1	50.8	41.9
Provisions	8.5	8.8	8.7
Lease liabilities	91.6	94.3	93.5
Other interest-bearing debts	127.9	134.5	127.8
Other liabilities	15.2	7.1	12.7
Total non-current liabilities	**322.4**	**330.7**	**323.1**
Current liabilities			
Advances received	286.0	241.3	286.2
Trade payables	180.4	170.7	198.5
Other payables	337.8	305.2	294.7
Income tax liabilities	6.9	2.5	6.8
Provisions	30.9	32.0	29.4
Lease liabilities	44.5	42.9	43.9
Other interest-bearing debts	3.1	3.1	16.8
Total current liabilities	**889.6**	**797.7**	**876.2**
Total equity and liabilities	**1,416.2**	**1,313.9**	**1,424.7**

A-20

Q1/2023 | 20

Working capital

EUR million	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
Inventories	29.5	18.3	22.3
Trade and POC receivables	596.3	516.8	611.2
Other current receivables	29.2	31.2	31.6
Trade and POC payables	-220.2	-200.9	-227.1
Other current liabilities	-300.3	-282.4	-293.3
Advances received	-286.0	-241.3	-286.2
Working capital	**-151.5**	**-158.2**	**-141.4**

Consolidated statement of changes in equity

	Equity attributable to owners of the parent									
EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2023	**1.0**	**135.1**	**-9.6**	**-0.3**	**-2.0**	**66.0**	**35.0**	**225.2**	**0.2**	**225.4**
Comprehensive income										
Result for the period		12.5						12.5	0.0	12.5
Other comprehensive income:										
Translation differences			-3.3					-3.3		-3.3
Comprehensive income, total		**12.5**	**-3.3**					**9.2**	**0.0**	**9.2**
Dividend distribution		-27.4						-27.4		-27.4
Share-based payments		-3.0						-3.0		-3.0
Equity on March 31, 2023	**1.0**	**117.2**	**-12.9**	**-0.3**	**-2.0**	**66.0**	**35.0**	**204.0**	**0.2**	**204.2**

A-21

Q1/2023 | 21

EUR million	Equity attributable to owners of the parent									
	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2022	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**
Comprehensive income										
Result for the period		6.3						6.3	0.0	6.4
Other comprehensive income:										
Change in fair value of defined benefit pension plans		-0.7						-0.7		-0.7
-Deferred tax										
Change in fair value of other investments				-0.1				-0.1		-0.1
-Deferred tax										
Translation differences			1.6					1.6		1.6
Comprehensive income, total		**5.6**	**1.6**	**-0.1**				**7.0**	**0.0**	**7.1**
Dividend distribution		-23.2						-23.2	0.0	-23.2
Share-based payments		0.1						0.1		0.1
Transfer of own shares		-0.4			0.4					
Equity on March 31, 2022	**1.0**	**89.8**	**-4.4**	**-0.3**	**-2.0**	**66.0**	**35.0**	**185.1**	**0.3**	**185.4**

EUR million	Equity attributable to owners of the parent									
	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2022	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**
Comprehensive income										
Result for the period		46.2						46.2	0.0	46.2
Other comprehensive income:										
Change in fair value of defined benefit pension plans		6.6						6.6		6.6
-Deferred tax		-2.1						-2.1		-2.1
Change in fair value of other investments				-0.1				-0.1		-0.1
-Deferred tax										
Translation differences			-3.7					-3.7		-3.7
Comprehensive income, total		**50.7**	**-3.7**	**-0.1**				**46.9**	**0.0**	**46.9**
Dividend distribution		-23.2						-23.2	0.0	-23.2
Share-based payments		2.2						2.2		2.2
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on December 31, 2022	**1.0**	**135.1**	**-9.6**	**-0.3**	**-2.0**	**66.0**	**35.0**	**225.2**	**0.2**	**225.4**

A-22

Q1/2023 | 22 Condensed consolidated statement of cash flows EUR million 1-3/2023 1-3/2022 1-12/2022 Cash flows from operating activities Result for the period 12.5 6.4 46.2 Adjustments to result 29.0 18.6 88.7 Change in working capital 10.6 14.1 9.4 Operating cash flow before financial and tax items 52.1 39.1 144.3 Financial items, net -3.0 -5.4 -9.5 Taxes paid -4.8 -4.9 -14.3 Net cash from operating activities 44.4 28.8 120.5 Cash flows from investing activities Acquisition of subsidiaries and businesses, net of cash -26.6 -1.2 -85.3 Disposal of subsidiaries and businesses, net of cash 0.1 0.0 0.4 Dividends from equity accounted investments 1.3 Capital expenditure and other investments, net -3.1 -3.7 -13.5 Net cash used in investing activities -29.6 -5.0 -97.1 Cash flow after investing activities 14.8 23.8 23.4 Cash flow from financing activities Change in loan receivables, net 0.9 0.3 0.8 Change in current liabilities, net -10.1 0.0 9.9 Proceeds from borrowings 74.6 74.7 Repayments of borrowings -3.6 -71.5 -75.4 Repayments of lease liabilities -12.3 -11.3 -49.8 Hybrid capital costs and interests -2.4 Dividends paid and other distribution of assets 0.0 -23.2 Net cash used in financing activities -25.1 -8.0 -65.4 Change in cash and cash equivalents -10.3 15.8 -42.0 Cash and cash equivalents at the beginning of the period 81.2 130.9 130.9 Change in the foreign exchange rates -8.4 2.4 -7.7 Cash and cash equivalents at the end of the period 62.5 149.2 81.2 Free cash flow EUR million 1-3/2023 1-3/2022 1-12/2022 Operating cash flow before financial and tax items 52.1 39.1 144.3 Taxes paid -4.8 -4.9 -14.3 Net cash used in investing activities -29.6 -5.0 -97.1 Free cash flow 17.8 29.1 32.9 Å-23

Q1/2023 | 23

NOTES TO THE INTERIM REPORT

1. Accounting principles

Caverion Corporation's Interim Report for 1 January – 31 March, 2023 has been prepared in accordance with IAS 34, 'Interim Financial Reporting'. Caverion has applied the same accounting principles in the preparation of the Interim Report as in its Financial Statements for 2022.

The information presented in this Interim Report has not been audited.

In the Interim Report the figures are presented in million euros subject to rounding, which may cause some rounding inaccuracies in column and total sums.

2. Key figures

	3/2023	3/2022	12/2022
Revenue, EUR million	614.8	528.1	2,352.1
Organic growth, %	13.5	2.4	8.6
EBITDA, EUR million	37.0	28.5	143.4
EBITDA margin, %	6.0	5.4	6.1
Adjusted EBITDA, EUR million	39.1	30.8	163.0
Adjusted EBITDA margin, %	6.4	5.8	6.9
EBITA, EUR million	22.4	15.0	86.1
EBITA margin, %	3.6	2.8	3.7
Adjusted EBITA, EUR million	24.5	17.4	105.8
Adjusted EBITA margin, %	4.0	3.3	4.5
Operating profit, EUR million	18.3	11.4	69.9
Operating profit margin, %	3.0	2.2	3.0
Result before taxes, EUR million	15.9	8.3	60.9
% of revenue	2.6	1.6	2.6
Result for the review period, EUR million	12.5	6.4	46.2
% of revenue	2.0	1.2	2.0
Earnings per share, undiluted, EUR	0.09	0.04	0.32
Earnings per share, diluted, EUR	0.09	0.04	0.32
Equity per share, EUR	1.5	1.4	1.6
Equity ratio, %	18.1	17.3	19.8
Interest-bearing net debt, EUR million	204.6	125.6	200.9
Gearing ratio, %	100.2	67.7	89.1
Total assets, EUR million	1,416.2	1,313.9	1,424.7
Operating cash flow before financial and tax items, EUR million	52.1	39.1	144.3
Cash conversion (LTM), %	103.6	89.6	100.6
Working capital, EUR million	-151.5	-158.2	-141.4
Gross capital expenditures, EUR million	30.8	4.7	112.8
% of revenue	5.0	0.9	4.8
Order backlog, EUR million	2,034.3	1,951.6	1,943.3
Personnel, average for the period	14,563	14,282	14,570
Number of outstanding shares at the end of the period (thousands)	136,882	136,473	136,473
Average number of shares (thousands)	136,491	136,440	136,465

A-24

Q1/2023 | 24

3. Financial development by quarter

EUR million	1-3/2023	10-12/2022	7-9/2022	4-6/2022	1-3/2022
Revenue	614.8	682.9	564.1	577.0	528.1
Organic growth, %	13.5	14.9	11.8	4.7	2.4
EBITDA	37.0	39.8	39.3	35.8	28.5
EBITDA margin, %	6.0	5.8	7.0	6.2	5.4
Adjusted EBITDA	39.1	53.8	41.1	37.3	30.8
Adjusted EBITDA margin, %	6.4	7.9	7.3	6.5	5.8
EBITA	22.4	24.6	25.1	21.4	15.0
EBITA margin, %	3.6	3.6	4.5	3.7	2.8
Adjusted EBITA	24.5	38.7	26.9	22.9	17.4
Adjusted EBITA margin, %	4.0	5.7	4.8	4.0	3.3
Operating profit	18.3	20.0	21.1	17.5	11.4
Operating profit margin, %	3.0	2.9	3.7	3.0	2.2

	1-3/2023	10-12/2022	7-9/2022	4-6/2022	1-3/2022
Earnings per share, undiluted, EUR	0.09	0.09	0.10	0.09	0.04
Earnings per share, diluted, EUR	0.09	0.09	0.10	0.09	0.04
Equity per share, EUR	1.5	1.6	1.5	1.4	1.4
Equity ratio, %	18.1	19.8	19.0	18.6	17.3
Interest-bearing net debt, EUR million	204.6	200.9	274.0	215.4	125.6
Gearing ratio, %	100.2	89.1	131.8	111.3	67.7
Total assets, EUR million	1,416.2	1,424.7	1,360.5	1,289.5	1,313.9
Operating cash flow before financial and tax items, EUR million	52.1	106.9	7.7	-9.3	39.1
Cash conversion (LTM), %	103.6	100.6	90.1	81.3	89.6
Working capital, EUR million	-151.5	-141.4	-75.8	-106.5	-158.2
Gross capital expenditures, EUR million	30.8	20.0	54.8	33.3	4.7
% of revenue	5.0	2.9	9.7	5.8	0.9
Order backlog, EUR million	2,034.3	1,943.3	1,971.0	1,907.9	1,951.6
Personnel at the end of the period	14,641	14,490	15,037	14,612	14,272
Number of outstanding shares at end of period (thousands)	136,882	136,473	136,473	136,473	136,473
Average number of shares (thousands)	136,491	136,473	136,473	136,473	136,440

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4. Calculation of key figures

IFRS key figures

Earnings / share, undiluted = $\frac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average number of shares outstanding during the period}}$

Earnings /share, diluted = $\frac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average dilution adjusted number of shares outstanding during the period}}$

Alternative performance measures

ESMA (European Securities and Markets Authority) has issued guidelines regarding Alternative Performance Measures ("APM"). Caverion presents APMs to improve the analysis of business and financial performance and to enhance the comparability between reporting periods. APMs presented in this report should not be considered as a substitute for measures of performance in accordance with the IFRS.

EBITDA = Operating profit (EBIT) + depreciation, amortisation and impairment

Adjusted EBITDA = EBITDA before items affecting comparability (IAC) *

EBITA = Operating profit (EBIT) + amortisation and impairment

Adjusted EBITA = EBITA before items affecting comparability (IAC) *

Equity ratio (%) = $\frac{\text{(Equity + non-controlling interest)} \times 100}{\text{Total assets - advances received}}$

Gearing ratio (%) = $\frac{\text{(Interest-bearing liabilities - cash and cash equivalents)} \times 100}{\text{Shareholders' equity + non-controlling interest}}$

Interest-bearing net debt = Interest-bearing liabilities - cash and cash equivalents

Working capital = Inventories + trade and POC receivables + other current receivables - trade and POC payables - other current payables - advances received - current provisions

Free cash flow = Operating cash flow before financial and tax items – taxes paid – net cash used in investing activities

Cash conversion (%) = $\frac{\text{Operating cash flow before financial and tax items (LTM)} \times 100}{\text{EBITDA (LTM)}}$

Equity / share = $\frac{\text{Shareholders' equity}}{\text{Number of outstanding shares at the end of the period}}$

Dividend / earnings (%) = $\frac{\text{Dividend per share x 100}}{\text{Earnings per share}}$

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Net debt / Adjusted EBITDA = $\frac{\text{Interest-bearing net debt}}{\text{Adjusted EBITDA (LTM)}}$

Organic growth = Defined as the change in revenue in local currencies excluding the impacts of (i) currencies; and (ii) acquisitions and divestments. The currency impact shows the impact of changes in exchange rates of subsidiaries with a currency other than the euro (Group's reporting currency). The acquisitions and divestments impact shows how acquisitions and divestments completed during the current or previous year affect the revenue reported. However, the change in the revenue of the acquired businesses post-acquisition is included in organic growth.

*Items affecting comparability (IAC) in 2023 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2022, major risk projects only included one old risk project in Germany reported under category (2). In 2022 and 2023, provisions and legal and other costs for civil claims related to the German anti-trust matter were reported under category (4). Category (4) included also advisory and personnel costs related to the ongoing public tender offers in 2022 and 2023.

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

5. Acquisitions 2023

Acquired unit	Division	Business unit	Technical area	Acquisition type	Acquisition period	Employees	Prior financial year annual sales, EUR million
TM Voima Group	Industry	Projects	Industrial project installations	Shares	Feb	74	47.7
St1 Lähienergia's geothermal heating installation and project management unit	Finland	Services	Heating	Business	Apr	9	- *

** The acquisition of St1 Lähienergia's geothermal heating installation and project management unit only comprised the unit's personnel, working tools and material stock.*

6. Related party transactions

Caverion announced on 7 February 2018 in a stock exchange release the establishment of a new share-based incentive plan directed for the key employees of the Group ("Matching Share Plan 2018–2022"). The company provided the participants a possibility to finance the acquisition of the company's shares through an interest-bearing loan from the company, which some of the participants utilised. In the end of March 2023, the total outstanding amount of these loans amounted approximately to EUR 2.8 (4.1) million. The loans will be repaid in full on 29 December 2023, at the latest. Company shares have been pledged as a security for the loans.

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Q1/2023 | 27

7. Financial risk management

Caverion's main financial risks are the liquidity risk, credit risk as well as market risks including the foreign exchange and interest rate risk. The objectives and principles of financial risk management are defined in the Treasury Policy approved by the Board of Directors. Financial risk management is carried out by Group Treasury in co-operation with the Group's subsidiaries.

In the end of the year's first quarter, the core inflation is still high with increased uncertainty around its future direction. With limited central bank guidance, the amount and size of the next interest hikes are hard to predict. Increasing interest rates will further increase the interest cost of funding during 2023 in Caverion. Also continuing high volatility on foreign exchange rates is expected. Caverion monitors the risks closely and, at the moment, does not see any need for changes in the risk management principles. The risks related to the availability of financing, the availability of guarantee facilities as well as foreign exchange and interest rate related risks are in control.

The objective of capital management in Caverion Group is to maintain an optimal capital structure, maximise the return on the respective capital employed and to minimise the cost of capital within the limits and principles stated in the Treasury Policy. The capital structure is modified primarily by directing investments and working capital employed.

No significant changes have been made to the Group's financial risk management principles in the reporting period. Further information is presented in Group's 2022 financial statement in note 5.5 Financial risk management.

Caverion continues the sharpened focus on optimising cash flow and working capital management. Ensuring adequate liquidity has been prioritised to support the growth strategy through acquisitions.

Caverion's external loans are subject to a financial covenant based on the ratio of the Group's net debt to EBITDA according to the calculation principles confirmed with the lending parties. The covenant ratio is continuously monitored and evaluated against actual and forecasted EBITDA and net debt figures.

The next table presents the maturity structure of interest-bearing liabilities. Interest-bearing borrowings are based on contractual maturities of liabilities excluding interest payments. Lease liabilities are presented based on the discounted present value of remaining lease payments. Cash flows of foreign-denominated liabilities are translated into the euro at the reporting date.

EUR million	2023	2024	2025	2026	2027	2028->	Total
Interest-bearing borrowings	3.0	3.0	51.5		75.0		132.5
Lease liabilities	34.6	35.9	22.7	15.3	8.8	18.9	136.1
Total	**37.6**	**38.9**	**74.2**	**15.3**	**83.8**	**18.9**	**268.6**

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Q1/2023 | 28

8. Financial liabilities and interest-bearing net debt

EUR million	Mar 31, 2023 Carrying amount	Mar 31, 2022 Carrying amount	Dec 31, 2022 Carrying amount
Non-current liabilities			
Senior bonds	73.4	76.5	73.3
Loans from financial institutions	50.0	50.0	50.0
Other financial loans	0.0	0.5	0.0
Pension loans	4.5	7.5	4.5
Lease liabilities	91.6	94.3	93.5
Total non-current interest-bearing liabilities	**219.5**	**228.8**	**221.3**
Current liabilities			
Senior bonds			3.5
Loans from financial institutions	0.1	0.1	0.1
Pension loans	3.0	3.0	3.0
Other financial loans			0.1
Commercial papers			10.0
Lease liabilities	44.5	42.9	43.9
Total current interest-bearing liabilities	**47.7**	**46.0**	**60.7**
Total interest-bearing liabilities	**267.1**	**274.8**	**282.0**
Total interest-bearing liabilities (excluding IFRS 16 lease liabilities)	**131.0**	**137.6**	**144.6**
Cash and cash equivalents	62.5	149.2	81.2
Interest-bearing net debt	**204.6**	**125.6**	**200.9**
Interest-bearing net debt excluding IFRS 16 lease liabilities	**68.5**	**-11.6**	**63.4**

The fair value of senior bond amounted to EUR 70.5 million at the end of March 2023. The carrying amounts of all other financial assets and liabilities are reasonably close to their fair values.

Derivative instruments

Nominal amounts EUR million	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
Foreign exchange forwards	139.5	66.5	121.1

Fair values EUR million	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
Foreign exchange forwards			
positive fair value	0.0	0.4	0.0
negative fair value	-0.9	-1.1	-0.1

The fair values of the derivative instruments have been defined as follows: The fair values of foreign exchange forward agreements have been defined by using market prices on the closing day. The fair values of interest rate swaps are based on discounted cash flows.

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9. Commitments and contingent liabilities

EUR million	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
Parent company's guarantees on behalf of its subsidiaries	499.7	489.6	493.1
Other commitments			
- Other contingent liabilities		0.2	
Accrued unrecognised interest on hybrid bond	2.1	2.1	1.5

The nominal amount of leasing commitments of low-value and short-term leases amounted to EUR 5.8 million at the end of March (EUR 7.0 million). The present value of lease liability of leases not yet commenced to which Caverion is committed amounted to EUR 0.0 million at the end of March (EUR 0.4 million).

Entities participating in the demerger are jointly and severally responsible for the liabilities of the demerging entity which have been generated before the registration of the demerger. As a consequence, a secondary liability up to the allocated net asset value was generated to Caverion Corporation, incorporated due to the partial demerger of YIT Corporation, for those liabilities that were generated before the registration of the demerger and remain with YIT Corporation after the demerger. Caverion Corporation has a secondary liability relating to the Group guarantees which remain with YIT Corporation after the demerger. These Group guarantees amounted to EUR 20.8 (24.3) million at the end of March 2023.

The short-term risks and uncertainties relating to the operations have been described in section "Significant short-term risks and uncertainties".

10. Events after the reporting period

Caverion Corporation announced on 14 April 2023 that it will exercise its right to redeem its remaining EUR 35 million hybrid bond issued on 7 May 2020. The hybrid bond will be redeemed in full on 15 May 2023 in accordance with its terms and conditions.

Caverion Corporation has on 12 April 2023 received an announcement under Chapter 9, Section 5 of the Finnish Securities Markets Act, according to which the holding of Crayfish BidCo Oy ("Crayfish BidCo", a company ultimately owned by Triton VLuxCo 87 SARL based in Luxembourg) has exceeded the threshold of 20 per cent. According to the announcement, the holding exceeded the threshold on 11 April 2023. According to the announcement, the direct holding of Crayfish BidCo Oy in Caverion has increased to 33,304,907 shares, corresponding to 23.97 per cent of Caverion's shares and voting rights. The indirect holding of Triton V LuxCo 87 SARL in Caverion has increased to 33,304,907 shares, corresponding to 23.97 per cent of Caverion's shares and voting rights.

The Board of Directors of Caverion Corporation (the "Board") announced on 5 April 2023 that the Bain Consortium's right to match period has expired on 4 April 2023 without any improvements announced in the terms of the Bain Consortium Offer. Consequently, the Board has decided to withdraw its recommendation for the Bain Consortium Offer and instead unanimously recommend the Triton Offer. Caverion has on 5 April 2023 entered into a co-operation agreement with Triton, in which Caverion and Triton undertake to, among other things, assist and cooperate with each other in relation to consummation of the Triton Offer. Furthermore, Caverion also terminated the combination agreement signed on 3 November 2022 with the Bain Consortium (as amended on 24 January 2023, the "Combination Agreement"). According to the Combination Agreement, if the Combination Agreement is terminated by either party as a result of the Board withdrawing, modifying, cancelling or amending its recommendation for the Bain Consortium Offer, Caverion shall reimburse to the Bain Consortium any and all of its documented out-of-pocket expenses and costs incurred in connection with the Combination Agreement and the Bain Consortium Offer, up to the maximum amount of EUR 10,000,000 in the aggregate. The cost coverage does not have an impact on the Triton Offer. North Holdings 3 Oy commented on 5 April 2023 in a stock exchange release that it intends to claim reimbursement for its costs from Caverion in accordance with the terms and conditions of the Combination Agreement. Additional information has been presented in Caverion's stock exchange releases on 5 April 2023.

The Finnish Financial Supervisory Authority has on 4 April 2023 approved a second supplement to Crayfish BidCo Oy's Tender Offer Document, which related to updates made pursuant to stock exchange releases published by Crayfish BidCo Oy, North Holdings 3 Oy and Caverion as well as the adjustment of the Offer Price due to the EUR 0.20 dividend decided by the Annual General Meeting of Caverion on March 27, 2023. Furthermore, Crayfish BidCo Oy updated that it had obtained foreign direct investment control

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Q1/2023 | 30 approvals for the Tender Offer in Finland and in Denmark and estimated that it will receive approval relating to foreign direct investment control in the remaining relevant jurisdiction in April or May 2023. Additional information has been presented in Caverion’s stock exchange release on 4 April 2023. Å-31

Caverion’s Financial Information in 2023 Half-year financial report for January−June: 3 August 2023 Interim report for January−September: 3 November 2023 Caverion Corporation • P.O.Box 71, FI-01601 Vantaa • Tel. +358 10 4071 • ir@caverion.com • www.caverion.com @CaverionGroup facebook.com/CaverionGroup www.linkedin.com/company/caverion Å-32

Ä-1 APPENDIX Ä – CAVERION’S STOCK EXCHANGE RELEASE OF APRIL 27, 2023

Conveyance of Caverion Corporation’s own shares pursuant to Matching Share Plan and the related directed share issue Caverion Corporation Stock exchange release 27 April 2023 at 4.15 p.m. EEST Conveyance of Caverion Corporation’s own shares pursuant to Matching Share Plan and the related directed share issue The Board of Directors of Caverion Corporation (the “Company” and the “Board”) has decided on a directed share issue without payment for the fourth and final installment of the Company’s Matching Share Plan 2018–2022 reward payments. The decision on the directed share issue without payment is based on the authorisation granted to the Board by the Annual General Meeting of Shareholders held on March 27, 2023. In the directed share issue without payment, 164,658 Company shares held by the Company have on April 27, 2023 been conveyed to 13 key employees in accordance with the terms and conditions of the plan. No new shares will be issued in connection with the plan. Prior to the directed share issue, the Company held a total of 2,038,483 treasury shares, of which 1,873,825 treasury shares remain with the Company after the conveyance. The Board decided in February 2018 on establishment of the new share-based long-term incentive plan Matching Share Plan 2018–2022. Further details about the plan are available in the stock exchange release announced on February 7, 2018. CAVERION CORPORATION Distribution: Nasdaq Helsinki, principal media, www.caverion.com For additional information, please contact: Milena Hæggström, Head of Investor Relations, tel. +358 40 5581 328, milena.haeggstrom@caverion.com Caverion is an expert for smart and sustainable built environments, enabling performance and people’s well-being. Customers can trust our expertise during the entire life cycle of their buildings, infrastructure or industrial sites and processes: from installation and maintenance of base and smart technologies, to managed services as well as advisory and engineering services and digital solutions. Our customers are supported by almost 14,500 Caverion professionals in 10 countries in Northern and Central Europe. Our revenue in 2022 was over EUR 2.3 billion. Caverion’s shares are listed on Nasdaq Helsinki. www.caverion.com @CaverionGroup #BuildingPerformance #energywise #Caverion Ä-2